EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Erin Campbell
Homestore, Inc.
805-557-3518
erin.campbell@homestore.com
HOMESTORE, INC. RECEIVES $100 MILLION INVESTMENT
FROM ELEVATION PARTNERS
WESTLAKE VILLAGE, Calif. – Nov. 30, 2005 – Homestore, Inc. (NASDAQ: HOMS), the leading provider of real estate media and technology solutions, has completed the sale of $100 million in Series B Convertible Participating Preferred Stock to Elevation Partners, L.P., and an affiliated fund. As part of the agreement, Elevation principals Fred Anderson and Roger McNamee will join Homestore’s board of directors on or before Dec. 8, 2005.
Homestore intends to use the net proceeds of this investment for general corporate purposes, which may include strategic growth initiatives and acquisitions.
Press release regarding Elevation Partners’ agreement to invest in Homestore:
http://ir.homestore.com/phoenix.zhtml?c=111114&p=irol-newsArticle&t=Regular&id=779392&
ABOUT HOMESTORE, INC.
Homestore, Inc. offers a wide variety of information and decision support tools for consumers looking for home and real estate-related information on the Internet. The Company operates the No. 1 network of real estate sites, including REALTOR.com®, the official Web site of the National Association of REALTORS® and HomeBuilder.com™, the official new homes site of the National Association of Home Builders. RENTNET®, SeniorHousingNet™, FactoryBuiltHousing.com, and Homestore.com® are part of the Homestore Network as well. Homestore is also a leading supplier of media and technology solutions for real estate professionals, local and national advertisers, and providers of home and real estate-related products and services. Homestore’s print division includes Homestore® Plans and Publications and Welcome Wagon®, and the Company’s software division includes TOP PRODUCER® Systems. On the Net: http://ir.homestore.com
# # #
Copyright © 2005 Homestore, Inc. All rights reserved.